PROSPECTUS SUPPLEMENT NO. 3 (TO PROSPECTUS DATED MAY 13, 2026)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-295777

This prospectus supplement supplements the prospectus dated May 13, 2026 (the “Prospectus”) filed by Enhanced Group Inc. (the “Company”), which forms a part of the Company’s Registration Statement on Form S‑1 (Registration No. 333‑295777). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 26, 2026 (the “Current Report”). Accordingly, we have attached the Company’s Current Report to this prospectus supplement. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Prospectus.

Our Class A common stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “ENHA”. On August 25, 2026, the last reported sales price of our Class A common stock on NYSE was $1.63 per share.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements to it, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements to it.

We are an “emerging growth company” and a “smaller reporting company” as those terms are defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 7 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 26, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 25, 2026

ENHANCED GROUP INC.
(Exact name of registrant as specified in its charter)

Texas	001-42769	42-2394886
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

169 Madison Ave, Suite 15101 New York, NY	10016
(Address of principal executive offices)	(Zip Code)
N/A
(Registrant’s telephone number, including area code)

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ENHA	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.
Enhanced Group Inc., a Texas corporation (the “Company”) has filed this Current Report on Form 8-K to provide the audited consolidated financial statements of Enhanced Ltd as of and for the periods ended December 31, 2025 and 2024, filed as Exhibit 99.1 and attached hereto, which have been retroactively recast, as described below.
On May 7, 2026, the Company - then known as A Paradise Acquisition Corp., a blank check company incorporated in the British Virgin Islands (“A Paradise”) - completed its business combination with Enhanced Ltd, which survived as a wholly owned subsidiary of A Paradise. In connection with the closing, the Company domesticated in Texas, and changed its name to "Enhanced Group Inc." The Company’s Class A common stock commenced trading on the New York Stock Exchange under the symbol "ENHA" on May 8, 2026.

Although the Company is the legal acquirer, the business combination was accounted for as a reverse recapitalization under U.S. GAAP, with A Paradise treated as the "acquired" company for financial reporting purposes and Enhanced Ltd determined to be the accounting acquirer. Accordingly, the Company's historical financial statements for periods prior to the closing of the business combination are those of Enhanced Ltd, and Exhibit 99.1 presents those statements as the Company's historical financial statements.

•Share and per-share amounts. All share and per-share amounts have been retroactively adjusted for all periods presented using an exchange ratio of 7.6021255 shares of Class A common stock for each share of Enhanced Ltd's legacy common or convertible preferred stock outstanding. The adjustment affects the convertible preferred stock and stockholders' equity (deficit) sections of the consolidated balance sheets, the consolidated statements of changes in stockholders' equity (deficit), and net loss per share.

•Convertible preferred stock. Convertible preferred stock previously classified as mezzanine equity has been retroactively restated as common stock for all periods presented, reflecting its conversion into common stock of the combined company at closing.

Item 9.01Financial Statements and Exhibits.

Exhibit No.	Description
23.1	Consent of BDO USA, P.C.
99.1	Consolidated Audited Financial Statements of Enhanced Ltd. as of and for the years ended December 31, 2025 and 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 26, 2026

Enhanced Group Inc.

By:	/s/ Siddhartha Banthiya
Siddhartha Banthiya
Chief Financial Officer